Exhibit 10.1

May 15, 2012

Dr. Lawrence Bloch

95 Temple Street

Newton, MA 02465

Dear Larry,

On behalf of Infinity Pharmaceuticals, Inc. (the “Company”), I am pleased to offer you the position of Executive Vice President, Chief Financial Officer and Chief Business Officer, initially reporting to Adelene Perkins. Your principal place of employment will be at the Company’s offices at 780 Memorial Drive, Cambridge, MA 02139.

1.	Effective Date: The effective date of your full-time employment with the Company will be Monday, July 23, 2012.

2.	Salary: Your base salary will be $14,423.08 per biweekly pay period (equivalent to $375,000 on an annualized basis). In addition, in accordance with the Company’s regular compensation practices, you will receive, approximately annually, a salary review, and the Company may adjust your salary based on your performance, the Company’s performance, and/or such other factors as may be determined at the sole discretion of the Company’s Board of Directors or its designee.

3.	Sign-On Bonus: The Company will pay you a bonus of $25,000, minus all applicable taxes, on the date of the first paycheck following commencement of your full-time employment. Should you voluntarily resign your employment for any reason (other than Good Reason, as defined below), or should you be terminated for cause pursuant to Sections (ii) through (v) of “Cause” as defined below, within 12 months of your starting date after having received your bonus, the Company reserves the right to seek repayment of all or a pro-rata portion of your bonus.

4.	Contingent Compensation: In addition to your salary and benefits, you will be eligible to participate in the Company’s contingent compensation program, beginning in 2012. This program may result in a cash bonus, depending on your and the Company’s achievements of goals and objectives, as well as overall business conditions. The contingent compensation program is administered by the Company's Board of Directors or its designee in its sole discretion. For 2012, your cash bonus payment will be pro-rated based on the effective date of your full-time employment. In order to be eligible for any type of payment under the program, you must be actively employed by the Company at the time the payment is made.

Dr. Lawrence Bloch

May 15, 2012

5.	Benefits: You are eligible to participate in any and all of the benefit programs that the Company establishes and makes available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing these programs. You are authorized to incur reasonable business expenses in carrying out your duties and responsibilities under this offer letter agreement, and the Company shall promptly reimburse you for all such reasonable business expenses incurred in connection with carrying out the business of the Company, subject to your compliance with the expense reimbursement policy(s) in effect at the time such expenses are incurred, including without limitation, producing receipts and other required documentation in a timely manner. You shall at all times have indemnification protection, and the benefit of liability insurance and other similar protections, on a basis no less favorable than any other officer or director of the Company. You may serve on up to two outside boards, provided such service is not on behalf of a competitive company, complies with the Company’s conflict of interest policy(s) and does not interfere with your duties for the Company, and subject to receipt of prior approval of the Company’s Board of Directors or its designee, which approval shall not be unreasonably withheld.

6.	Vacation: Upon your date of hire, you will start to accrue vacation time at a rate of 15 days per year, which may be taken in accordance with Company policy; 13 paid holidays annually will be observed.

7.	Equity Participation, Vesting of Stock: Subject to approval by the Company’s Board of Directors, you will be granted a stock option exercisable for 200,000 shares of the Company’s Common Stock at an exercise price equal to the closing price of the Common Stock on the date of grant. A complete description of the terms and conditions of the stock option award will be contained in the Infinity Pharmaceuticals, Inc. 2010 Stock Incentive Plan, as such plan may be amended from time to time (the “Plan”) and the form of stock option agreement to be entered into by you and the Company. The option will be intended to be an “incentive stock option” to the maximum extent permitted under the Plan terms and the Internal Revenue Code and the remaining portion will be a non-qualified stock option. The option will vest as to one fourth (1/4) of the shares on the first anniversary of your commencement of full-time employment with the Company and as to one forty-eighth (1/48) of the shares monthly thereafter until all shares are vested, provided that you remain employed by the Company. In addition, in accordance with the Company’s compensation practices, you will receive, approximately annually, a merit stock review which shall be based on your performance, the Company’s performance, and other such factors as may be determined by the Company’s Board of Directors. The option and any other stock option or restricted stock award, restricted stock unit award or stock appreciation right granted to you under the Plan will automatically become immediately vested in full immediately prior to a Change in Control Event (as such term is defined in the Plan). The treatment upon a change in control of the Company of any other equity award granted to you under the Plan, or any equity compensation award granted to you other than under the Plan, will be governed by the terms of the applicable incentive plan or other instrument evidencing such award, subject to Section 11 below.

Dr. Lawrence Bloch

May 15, 2012

8.	Employment At-Will: Your employment with the Company will be at-will, meaning that you will not be obligated to remain employed by the Company for any specified period of time and the Company will not be obligated to continue your employment for any specific period. Both you and the Company may terminate the employment relationship, with or without cause, at any time, with or without notice. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company (except as described herein).

9.	Proprietary Information, No Conflicts: As a condition of employment, you agree to execute the Company’s standard form of Invention, Non-Disclosure, and Non-Competition Agreement and to be bound by all of the provisions thereof. You hereby represent that you are not presently bound by any employment agreement, confidential or proprietary information agreement, or similar agreement with any current or previous employer that would impose any restriction on your acceptance of this offer or that would interfere with your ability to fulfill the responsibilities of your position with the Company.

10.	Employment Eligibility Verification: Please note that all persons employed in the United States are required to complete an Employment Eligibility Verification Form on the first day of employment and to submit an original document or documents that establish identity and employment eligibility within three business days of employment. If you cannot establish your legal authorization to work in the Unites States within this three business day period, your employment will be terminated and you will not be eligible for the severance payments set out in Section 11 below.

11.	Severance Agreement: If your employment is terminated without Cause, as defined below, or if you resign from employment due to Good Reason, as defined below, and provided that you execute a release of claims against the Company, its affiliates and its and their respective directors, officers and employees in substantially the form attached to this offer letter agreement, (a) the Company will continue to pay you your then-current base salary in the form of severance for a period of 12 months following the effective date of your termination, (b) the vesting of the unvested shares subject to your stock option or other equity compensation awards granted by the Company that would have vested within the period of 12 months following the date of your termination will be automatically accelerated, (c) any unpaid annual bonus in respect to any completed bonus period which has ended prior to the date of your termination, and which the Board of Directors deems granted to you in its discretion pursuant to the Company’s contingent compensation program, will be paid at such time as annual bonuses are paid to other senior executives of the Company, and (d) you shall be entitled to the COBRA Severance (defined below). The Company will defer the commencement of your salary continuation payments until the 30th day following your termination of employment pending the effectiveness of the release of claims, and on such date will pay you in a lump sum the amounts that you would have received on or prior to such date under the original schedule but for the delay, with the balance of the salary continuation payments being paid as originally scheduled (subject to the other provisions of this Section 11 set forth below). You shall receive no other benefits following your termination, except as required by law or any vested benefits under the terms of any applicable Company benefit plans.

Dr. Lawrence Bloch

May 15, 2012

The “COBRA Severance” is the continued payment by the Company of the cost of your health care coverage, in effect at the time of your employment termination, for a maximum of 12 months, either under the Company’s regular health plan (if permitted), or by paying your COBRA premiums if you elect COBRA in a timely manner. The Company's obligation to pay the COBRA Severance on your behalf will cease if you obtain health care coverage from another source, unless otherwise prohibited by applicable law. You must notify the Company within two (2) weeks if you obtain coverage from a new source. This payment of COBRA Severance by the Company would not expand or extend the maximum period of COBRA coverage to which you would otherwise be entitled under applicable law. Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the foregoing COBRA Severance without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to you a taxable monthly payment in an amount which, on an after-tax basis, would be equal to the monthly COBRA premium that you would be required to pay to continue your group health coverage in effect on the date of your termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made regardless of whether you elect COBRA continuation coverage and shall end on the earlier of (x) the date upon which you obtain other employment, (y) the date you obtain health care coverage from a new source or (z) the last day of the 12th calendar month following your separation from service date.

“Cause” for termination shall be deemed to exist upon (i) good faith finding by the Company of failure by you to perform your material duties for the Company in a manner acceptable to the Company, which failure continues for a period of more than 30 days after notice thereof has been provided to you in writing by the Company, setting forth in reasonable detail the nature of such failure; (ii) a willful act of misconduct with the intent to harm the Company or its affiliates; (iii) a good faith finding by the Company that you committed a violation of the Company’s code of conduct resulting in material harm to the Company or one of its employees; (iv) your conviction of, or the entry of a plea of guilty or nolo contendere by you to, a crime (other than minor traffic violations); or (v) misappropriation of the Company’s confidential or trade secret information or a violation of the Invention, Non-Disclosure, and Non-Competition Agreement you entered into with the Company.

“Good Reason” for termination shall be deemed to exist upon (i) a material diminution in your job responsibilities or title, (ii) the relocation of your principal place of employment more than twenty (20) miles from 780 Memorial Drive, Cambridge, MA, (iii) a material reduction in your base salary or target annual bonus opportunity (other than a proportional, across-the-board reduction applicable to all senior executives of the Company), or (iv) a material failure by the Company to fulfill its obligations as provided for in this offer letter agreement; provided, however, that in each such instance, you terminate your employment with the Company within 90 days of the occurrence of any such event after having provided written notice to the Company’s Board of Directors that you are resigning your employment with the Company for Good Reason under this offer letter agreement, and provided further that the Company is provided at least 30 days from the date of such written notice in which to cure such event leading to a resignation for Good Reason pursuant to this offer letter agreement.

Dr. Lawrence Bloch

May 15, 2012

It is understood and agreed that the following rules shall apply with respect to the distribution of the payments and benefits, if any, to be provided to you under this Section 11:

(i) It is intended that each installment of the payments and benefits provided under this Section 11 satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code (“Section 409A”), including the exemptions under Treasury Regulation sections 1.409A-1(b)(4) and 1.409A-1(b)(9), and this offer letter agreement will be construed to the greatest extent possible as consistent with those provisions. Each such installment shall be treated as a separate “payment” for purposes of Section 409A. For purposes of determining the time when such payments and benefits will commence, your termination of employment shall be interpreted to mean a “separation from service” within the meaning of Section 409A. Neither you nor the Company shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(ii) If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (each within the meaning of Section 409A), then each installment of the payments and benefits shall be made on the dates and terms set forth in this Section 11.

(iii) If, as of the date of your “separation from service” from the Company, you are a “specified employee” (each, for purposes of this Agreement, within the meaning of Section 409A), then each installment of the payments and benefits due under Section 11 that would, absent this paragraph, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9) (relating to separation payments). Such payments shall bear interest at an annual rate equal to the prime rate as set forth in the Eastern edition of the Wall Street Journal on the date of termination, from the date of termination to the date of payment.

You shall not be required to mitigate the amount of any payment provided for pursuant to this Section 11 by seeking other employment or otherwise, and the amount of any such payment shall not be reduced by any compensation earned as a result of your other employment or otherwise.

Dr. Lawrence Bloch

May 15, 2012

12.	Successors and Assigns: This offer letter will be binding upon and inure to the benefit of the Company’s successors and assignees. In the event of a merger or consolidation (whether or not the Company is the surviving or the resulting corporation), the surviving or resulting corporation will be bound by the obligations set forth in this offer letter agreement.

13.	Contingencies: This offer is expressly contingent upon the successful completion of pre-employment background and reference checks, including a credit check.

Larry, all of us here at Infinity are very enthusiastic about your commitment to joining the Company and have the highest expectation of your future contributions.

Please indicate your understanding and acceptance of the foregoing terms of your employment by signing the enclosed copy of this letter and returning it to Jeanette Kohlbrenner no later than Tuesday, May 15, 2012. After that date, the offer will expire.

Very truly yours,

/s/ Adelene Q. Perkins

Adelene Q. Perkins President and Chief Executive Officer

Attachments: Form of Release of Claims

The foregoing correctly sets forth the terms of my at-will employment by Infinity Pharmaceuticals, Inc.

/s/ Lawrence Bloch	May 15, 2012
Lawrence Bloch	Date

Dr. Lawrence Bloch

May 15, 2012

FORM OF RELEASE OF CLAIMS

THIS IS AN IMPORTANT LEGAL DOCUMENT. PLEASE CONFER WITH A LAWYER OR OTHER TRUSTED ADVISOR BEFORE SIGNING THIS DOCUMENT.

[DATE]

[Employee Name]

[Street Address]

[City, State Zip]

Re: Severance Agreement and Release

Dear [NAME]:

This letter summarizes the terms of your separation from employment with [COMPANY NAME]. (the “Company”). The purpose of this letter (also referred to as the “Agreement”) is to terminate your employment pursuant to Section 11 of your offer letter agreement, to release the Company from all legally waivable claims and to permit you to receive severance pay and related benefits, all as provided for in the employment agreement.

By signing this Agreement, you will be giving up valuable legal rights. For this reason, it is very important that you carefully review and understand the Agreement before signing it. The deadline for accepting this Agreement is twenty-one (21) days from the date of receipt of this document. If you do not sign and return this document within the twenty-one (21) day period, this offer of severance and benefits will expire. The Company encourages you to take advantage of this period of time by consulting with a lawyer, or other trusted advisor, before signing the document.

The terms of your separation are as follows:

1. Employment Status and Final Payments:

(a) Termination Date: Your termination from employment with the Company will be effective as of [DATE] (the “Termination Date”). As of the Termination Date, your salary will stop, and any entitlement you have or might have under a Company-provided benefit plan, program, contract or practice will terminate, except as required by federal or state law, or as otherwise described below in Sections 2(b) or 3(d).

(b) Final Wages: You will receive a check on the Termination Date for all earned salary and for all accrued but unused vacation time as of that time.

(c) Payment of Earned Bonuses/Commissions: All bonuses and/or commissions that you have earned as of the Termination Date will be paid when due to you in compliance with the terms of the applicable bonus and/or commission plan.

Dr. Lawrence Bloch

May 15, 2012

2. Consideration: In exchange for, and in consideration of, your full execution of this Agreement and after the seven-day revocation period set forth in Section 10 has expired without being exercised, the Company agrees as follows beginning thirty (30) days following the Termination Date:

(a) Severance Pay:

(b) Accelerated Vesting of Equity:

(c) Bonus:

(d) Benefits:

(e) [Other]

(f) Payments: The payments set forth in this Section 2 will be subject to all applicable federal, state and/or local withholding and/or payroll taxes.

3. Release: This section of the Agreement is a release of legal claims, which you agreed to in exchange for receipt of the severance pay and benefits in your employment agreement. In this section, you are agreeing to release your right to sue the Company and the other releasees defined below for all claims that arose up to the date of the Agreement. Please carefully review this section with your attorney, or other trusted advisor, and do not sign this document unless you understand what this section says.

(a) In exchange for the amounts and benefits described in Section 11 of the employment agreement and outlined in Section 2 above, which are in addition to anything of value to which you are entitled to receive, you and your representatives, agents, estate, heirs, successors and assigns, absolutely and unconditionally release, discharge, indemnify and hold harmless the Company Releasees, from any and all legally waivable claims that you have against the Company Releasees. Other than as permitted in Section 3(d) below, this means that by signing this Agreement, you are agreeing not to bring a legal action against the Company Releasees for any type of claim arising from conduct that occurred any time in the past and up to and through the date you sign this document. Company Releasees is defined to include the Company and/or any of its parents, subsidiaries or affiliates, predecessors, successors or assigns, and its and their respective current and/or former directors, shareholders/stockholders, officers, employees, attorneys and/or agents, all both individually and in their official capacities.

(b) This release includes, but is not limited to, any waivable claims you have against the Company Releasees based on conduct that occurred any time in the past and up to and through the date you sign this Agreement that arises from any federal, state or local law, regulation or constitution dealing with either employment, employment benefits or employment discrimination. By way of example, this release includes the laws or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sexual harassment, sexual orientation, national origin, ancestry, genetic carrier status, handicap or disability, veteran status, any military service or application for military service, or any other category protected under federal or state law. This release also includes any claim

Dr. Lawrence Bloch

May 15, 2012

you may have for breach of contract, whether oral or written, express or implied; any tort claims; any claims for equity or employee benefits of any other kind (except as provided under Section 3(d)); or any other legally waivable statutory and/or common law claims.

(c) For avoidance of doubt, by signing this Agreement you are agreeing not to bring any waivable claims against the Company Releasees (other than as permitted in Section 3(d) below) under the following nonexclusive list of discrimination and employment statutes: Title VII of the Civil Rights Act of 1964, The Americans With Disabilities Act, The ADA Amendments Act, The Equal Pay Act, The Lilly Ledbetter Fair Pay Act, the Family and Medical Leave Act, The Worker Adjustment and Retraining Notification Act (“WARN”), The Genetic Information Non-Discrimination Act (“GINA”), The Employee Retirement Income Security Act (“ERISA”), The Massachusetts Fair Employment Practices Law (M.G.L. ch. 151B), The Massachusetts Equal Rights Act, The Massachusetts Equal Pay Act, the Massachusetts Privacy Statute and/or The Massachusetts Civil Rights Act, all as amended.

(d) This release does not include any claim under the workers compensation or unemployment compensation statutes or any other claim, which, as a matter of law, cannot be released by private agreement. Also, this Agreement is not intended to affect the rights and responsibilities of government agencies such as the Equal Employment Opportunity Commission (the “EEOC”), or any comparable state or local agency, to enforce the laws within their jurisdiction. This means that by signing this Agreement you may still exercise your protected right to file a charge with, or participate in an investigation or proceeding conducted by, the EEOC or any other state, federal or local government entity; provided, however, if the EEOC or any other state, federal or local government entity commences an investigation or other legal action on your behalf, you specifically waive and release your right to recover, if any, monetary damages or other benefits or remedies of any sort whatsoever arising from the governmental action. In addition, notwithstanding the foregoing, you are not hereby releasing the Company or any other person from any of the following claims: (a) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company or its affiliates to which you are a party, the charter, bylaws or other governing documents of the Company or its affiliates, or under applicable law, or under directors and officers liability, errors and omissions or other insurance policies including any run-off endorsement relating thereto, or otherwise; (b) any rights or claims to contribution you may have in the event of the entry of judgment against you as a result of any act or failure to act for which both you and the Company (or its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent or subsidiary entities, insurers, affiliates or assigns) are jointly responsible; or (c) any vested rights under any benefit plan.

4. Accord and Satisfaction: The amounts set forth above in Sections 1 and 2 will be complete and unconditional payment, accord and/or satisfaction with respect to all obligations and liabilities of the Company Releasees to you, including, without limitation, all claims for back wages, salary, vacation pay, draws, incentive pay, bonuses, commissions, severance pay, reimbursement of expenses, any and all other forms of compensation or benefits, attorney’s fees, or other costs or sums, subject to Section 3(d).

5. Waiver of Rights and Claims Under the Age Discrimination in Employment Act of 1967: Since you are 40 years of age or older, you are being informed that you have or may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967 (ADEA) and you agree that:

(a) in consideration for the amounts described in Section 2 of this Agreement, which you are not otherwise entitled to receive, you specifically and voluntarily waive such rights and/or claims under the ADEA you might have against the Company Releasees to the extent such rights and/or claims arose prior to the date this Agreement was executed;

Dr. Lawrence Bloch

May 15, 2012

(b) you understand that rights or claims under the ADEA which may arise after the date this Agreement is executed are not waived by you;

(c) you are advised to consider the terms of this Agreement carefully and consult with or seek advice from an attorney of your choice or any other person of your choosing prior to executing this Agreement;

(d) you have carefully read and fully understand all of the provisions of this Agreement, and you knowingly and voluntarily agree to all of the terms set forth in this Agreement; and

(f) in entering into this Agreement you are not relying on any representation, promise or inducement made by the Company or its attorneys with the exception of those promises described in this document.

6. Period for Review and Consideration of Agreement:

(a) You acknowledge that you were informed and understand that you have twenty-one (21) days to review this Agreement and consider its terms before signing it.

(b) The 21-day review period will not be affected or extended by any revisions, whether material or immaterial, that might be made to this Agreement.

7. Company Files, Documents and Other Property: You agree that on or before the Termination Date you will return all Company owned equipment, materials, confidential information and any other property. You also agree that you will continue to abide by the obligations set out in the Invention, Non-Disclosure, and Non-Competition Agreement you executed as a condition of your initial hire and that you will not use or disclose the Company’s confidential or proprietary information except as permitted thereunder.

8. Future Conduct:

(a) Nondisparagement: Other than as permitted in Section 3(d), you agree not to make disparaging, critical or otherwise detrimental comments to any person or entity concerning the Company, its officers, directors or employees; the products, services or programs provided or to be provided by the Company; the business affairs, operation, management or the financial condition of the Company; or the circumstances surrounding your employment and/or separation of employment from the Company. The Company shall instruct current officers and directors not to make any false, disparaging or derogatory statement about you. Each party will respond accurately and fully to any question, inquiry or request for information when required by legal process.

Dr. Lawrence Bloch

May 15, 2012

(b) Confidentiality of this Agreement: Other than as permitted in Section 3(d) above, and except to the extent required by federal or state law or as otherwise agreed to in writing by the Company, you agree that you will not disclose, divulge or publish, directly or indirectly, any information regarding the substance, terms or existence of this Agreement and/or any discussion or negotiations relating to this Agreement, to any person or organization other than your immediate family and accountants or attorneys when such disclosure is necessary for the accountants or attorneys to render professional services.

9. Representations and Governing Law:

(a) This Agreement sets forth the complete and sole agreement between the parties regarding the subject matter addressed in this document and supersedes any and all other agreements or understandings, whether oral or written, regarding the subject matter addressed in this document, except the Invention, Non-Disclosure, and Non-Competition Agreement you executed as a condition of your initial hire, which will remain in full force and effect in accordance with its terms. This Agreement may not be changed, amended, modified, altered or rescinded except upon the express written consent of both an “Authorized Representative” of the Company and you. An Authorized Representative of the Company is defined for purposes of this Section to include the General Counsel.

(b) If any provision of this Agreement is held invalid, void or voidable as against public policy or otherwise, the invalidity will not affect other provisions which may be given effect without the invalid provision. To this extent, the provisions of this Agreement are declared to be severable. The language of all parts of this Agreement will in all cases be construed according to its fair meaning and not strictly for or against either of the parties.

(c) This Agreement and any claims arising out of this Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of laws of Massachusetts. Any claims or legal actions by one party against the other will be commenced and maintained in state or federal court located in Massachusetts, and you submit to the jurisdiction and venue of any such court.

(d) You may not assign any of your rights or delegate any of your duties under this Agreement. The rights and obligations of the Company will inure to the benefit of the Company’s successors and assigns.

10. Effective Date: You may revoke this Agreement for a period of seven (7) days after signing it. In order to revoke the Agreement, you must submit a written notice of revocation to [INSERT NAME OF REP] located at [INSERT ADDRESS OF REP]. This written notice may be sent by mail, email or hand-delivery but must be received by [INSERT NAME OF REP] no later than the close of business on the seventh day. The Agreement will not become effective or enforceable, and no payments will be made, until this revocation period has expired (“Effective Date”) without being exercised.

If this letter correctly states the agreement and understanding we have reached, please indicate your acceptance by countersigning the enclosed copy and returning it to me.

Dr. Lawrence Bloch

May 15, 2012

Very truly yours,

[Company Name].

By:	Title:
[Insert name of Company Representative]

I REPRESENT THAT I HAVE READ THE THIS AGREEMENT, THAT I FULLY UNDERSTAND THE TERMS AND CONDITIONS OF THE AGREEMENT AND THAT I AM KNOWINGLY AND VOLUNTARILY EXECUTING THE AGREEMENT. IN ENTERING INTO THIS AGREEMENT, I DO NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE COMPANY OR ITS REPRESENTATIVES WITH THE EXCEPTION OF THE CONSIDERATION DESCRIBED IN THIS DOCUMENT.

Accepted and Agreed to:

[EMPLOYEE]	Date

IF YOU DO NOT WISH TO USE THE 21-DAY PERIOD,

PLEASE CAREFULLY REVIEW AND SIGN THIS DOCUMENT

I, [EMPLOYEE], acknowledge that I was informed and understand that I have 21-days within which to consider the attached Severance Agreement and Release, have been advised of my right to consult with an attorney regarding the Agreement and have considered carefully every provision of the Agreement, and that after having engaged in those actions, I prefer to and have requested that I enter into the Agreement prior to the expiration of the 21-day period.

Dated:
[EMPLOYEE]

Dated:
Witness: